Free Writing Prospectus Filed pursuant to Rule 433 Registration Statement No. 333-162195 Dated November 8, 2011

SHORT

JGBS PowerShares DB Inverse Japanese Govt Bond Futures ETN
JGBD PowerShares DB 3x Inverse Japanese Govt Bond Futures ETN

ETN and Index data as of Nov. 02, 2011 Description

The PowerShares DB Inverse Japanese Govt Bond Futures Exchange Traded Note
(Symbol: JGBS) and the PowerShares DB 3x Inverse Japanese Govt Bond Futures
Exchange Traded Note (Symbol: JGBD) (collectively, the "PowerShares DB Inverse
JGB Futures ETNs," or the "ETNs") are the first exchange-traded products to provide investors with short leveraged or unleveraged exposure to the U.S.
dollar value of the returns of a Japanese sovereign bond futures index.

The PowerShares DB Inverse JGB Futures ETNs are based on the DB USD Inverse JGB
Futures Index (the "Short JGB Futures Index"), which is intended to measure the performance of a short position in 10-year JGB Futures.

PowerShares DB Inverse JGB Futures ETNs and Index Data

Ticker symbols
Inverse JGB Futures                      JGBS
3x Inverse JGB Futures                   JGBD
Intraday indicative value symbols
Inverse JGB Futures                    JGBSIV
3x Inverse JGB Futures                 JGBDIV
CUSIP symbols
Inverse JGB Futures                 25154P170
3x Inverse JGB Futures              25154P188
Details
ETN price at inception                 $20.00
Inception date                     11/08/2011
Maturity date                      11/30/2021
Yearly investor fee (JGBS)              0.50%
Yearly investor fee (JGBD)              0.95%
Leverage reset frequency              Monthly
Listing exchange                    NYSE Arca
DB USD Inverse JGB Futures Index     DBBNJGBS
Issuer
Deutsche Bank AG, London Branch
Senior Unsecured Obligations

Index History(1) (since September 20, 2010)
[] Short JGB Futures Index
[GRAPHIC OMITTED]

ETN Performance and Index History (%)(1)               Since JGB Futures         Since
                                1 Year      2 Year     Index Publication ETN Inception
ETN Performance
Inverse JGB Futures                 --          --                --             --
3x Inverse JGB Futures              --          --                --             --
Index History
Short JGB Futures Index          -1.46          --             -1.86             --
Comparative Indexes(2)
S and P 500                       4.16          --              7.99             --
Barclays Capital U.S. Aggregate   5.30          --              5.84             --
------------------------------- ----------- ------ ------------------ -------------
Source: Invesco PowerShares, Bloomberg L.P.

(1) ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN performance is based on a combination of three times the monthly returns, for the 3x Inverse JGB Futures
ETNs, or the monthly returns, for the Inverse JGB Futures ETNs, from the Short
JGB Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the
"T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

Index history is for illustrative purposes only and does not represent actual
PowerShares DB Inverse JGB Futures ETN performance. The inception date of the
Short JGB Futures Index is September 20, 2010. Index history does not re[]ect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2) The S and P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

powersharesetns.com | dbfunds.db.com/notes 800 983 0903 | 877 369 4617

SHORT

JGBS PowerShares DB Inverse Japanese Govt Bond Futures ETN
JGBD PowerShares DB 3x Inverse Japanese Govt Bond Futures ETN

Index data as of Nov. 02, 2011
------------------------------- -------------------
Volatility (%)(1)
                            Short JGB Futures Index
Since Index Publication                        0.03
--------------------------- --- -------------------
Historical Correlation(1,2)
Since Index Publication     Short JGB Futures Index
S and P 500                                    0.20
Barclays Capital U.S. Aggregate                0.01
------------------------------- -------------------
Index Performance (%)(1)
                            Short JGB Futures Index
YTD                                           -2.40

PowerShares DB Inverse JGB Futures ETNs

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of the DB USD Inverse
JGB Futures Index.

The DB USD Inverse JGB Futures Index is intended to measure the performance of a notional short position in 10-year JGB Futures. The underlying assets of 10-year
JGB Futures are Japanese-government issued debt securities ("JGBs") with a remaining term to maturity of not less than 7 years and not more than 11 years as of their issue date and the futures contract delivery date. The returns of each ETN are obtained by combining the monthly returns or three times the monthly returns from the Short JGB Futures Index with the returns of the TBill index, less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Benefits and Risks of PowerShares DB Inverse JGB Futures ETNs

Benefits                                Risks
[] Leveraged or unleveraged short notes [] Non-principal protected
[] Relatively low cost                  [] Leveraged losses
[] Intraday access                      [] Subject to an investor fee
[] Listed                               [] Limitations on repurchase
                                        [] Concentrated exposure
                                        [] Credit risk of the issuer
                                        [] Issuer call right

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds. db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983 0903
| 877 369 4617, or you may request a copy from any dealer participating in this offering.

Important Risk Considerations

Each security offers investors exposure to the month-over-month performance of its respective index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective index during the term of the ETNs. The 3x Inverse JGB Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns.
Investing in the ETNs is not equivalent to a direct investment in the applicable index or index components.

The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances of your ETNs may not be offset by any beneficial monthly performances. The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, uncertain tax treatment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, the relevant ETNs will be accelerated and you will lose your entire investment in such ETNs. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as speci[]ed in the applicable pricing supplement. Ordinary brokerage commissions apply. Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to 10-year JGB futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, changes in currency exchange rates, and monetary and other governmental actions, each in the U.S. or Japan.

The 3x Inverse JGB Futures ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment. PowerShares([R]) is a registered trademark of Invesco
PowerShares Capital Management LLC. Invesco PowerShares Capital Management LLC
is an indirect, wholly owned subsidiary of Invesco Ltd. An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing. An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see
"Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus. Not FDIC Insured -- No Bank Guarantee --
May Lose Value This material must be accompanied or preceded by a prospectus.
Before investing, please read the prospectus carefully.

[C] 20102011 Invesco PowerShares Capital Management LLC

P-DBSJG-ETN-PC-1 11/11

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